EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 (No. 333-00000) and related Prospectus of Capital Automotive REIT for the registration of $500,000,000 of common shares, preferred shares, depositary shares, warrants, debt securities and guarantees of debt securities and to the incorporation by reference therein of our reports (a) dated January 24, 2003, with respect to the consolidated financial statements and schedule of Capital Automotive REIT included in its Annual Report (Form 10-K) for the year ended December 31, 2002, and (b) dated January 24, 2003, except for Note 21, as to which the date is June 24, 2003, with respect to the consolidated financial statements of Capital Automotive REIT included in its Current Report on Form 8-K dated June 25, 2003, both filed with the Securities and Exchange Commission.

     /S/ ERNST & YOUNG LLP

     McLean, VA
     June 24, 2003